Exhibit 10.2

First Amendment to Employment Agreement

This First Amendment to the Employment Agreement (the “Amendment”) is made and entered into as of April 26, 2020, by and between USA Technologies, Inc., a Pennsylvania corporation, (the “Corporation”) and Donald W. Layden, Jr. (the “Executive”).

WHEREAS, the Corporation and the Executive have previously entered into an employment agreement, dated as of February 28, 2020 (the “Employment Agreement”).

WHEREAS, the Corporation and the Executive wish to amend the Employment Agreement.

NOW, THEREFORE, the Corporation and the Executive agree that the Employment Agreement is hereby amended as follows:

1. The last sentence of Section 2 of the Employment Agreement is hereby deleted and the following two sentences are inserted in lieu thereof:

Upon termination of the Executive’s employment hereunder for any reason, unless otherwise expressly provided by the Board, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or employee of the Corporation or any of its affiliates, other than as a member of the Board (or a committee thereof). Notwithstanding any other provision in the Agreement to the contrary, nothing in this Agreement or otherwise shall require the Executive to resign as a member of the Board (or any committee thereof), including in the event of the termination of the Executive’s employment with the Corporation for any reason.

2. In all other respects, the Employment Agreement as drafted is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, Corporation and Officer hereto have executed this Amendment effective as of the date first written above.

USA TECHNOLOGIES, INC.

/s/ Sunil Sabharwal	/s/ Donald W. Layden, Jr.
Sunil Sabharwal, Chair of the Board	Donald W. Layden, Jr.